Exhibit 5.1

Laura A. Berezin

+1 650 843 5128

lberezin@cooley.com

July 7, 2020

Vir Biotechnology, Inc.

499 Illinois Street, Suite 500

San Francisco, California 94158

Ladies and Gentlemen:

We have represented Vir Biotechnology, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (No. 333-239689) (the “Initial Registration Statement”) with the Securities and Exchange Commission, including the prospectus which forms a part of the Initial Registration Statement (the “Prospectus”), and a Registration Statement on Form S-1 related thereto filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “462(b) Registration Statement” and together with the Initial Registration Statement, the “Registration Statements”), covering an underwritten public offering of up to 8,214,285 shares (the “Shares”) of the Company’s common stock, par value $0.0001, which includes up to 1,071,428 shares that may be sold pursuant to the exercise of an option to purchase additional shares.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statements and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws, as amended, each as currently in effect, and (c) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of the certificates of public officials and the due authorization, execution and delivery of all documents, by all persons other than the Company, where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statements and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Initial Registration Statement and to the filing of this opinion as an exhibit to the 462(b) Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Laura A. Berezin
Laura A. Berezin

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000    f: (650) 849-7400    cooley.com